Lightbridge Successfully Closes Sale of PrePay IN to VeriSign, Inc.

Burlington, MA – June 14, 2005 – Lightbridge, Inc. (NASDAQ: LTBG), a leading e-commerce, analytics and decisioning company today announced it has closed the previously announced sale of its Intelligent Network Solutions (INS) business unit, based in Broomfield, CO, to VeriSign, Inc. (NASDAQ: VRSN), for $17.45 million plus assumption of certain contractual liabilities.

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About Lightbridge
Lightbridge, Inc. (NASDAQ:LTBG) is a leading e-commerce, analytics and decisioning company and IN solutions provider that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, payment authorization, billing, and enhanced voice and data services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com.

About VeriSign
VeriSign, Inc. (NASDAQ: VRSN), operates intelligent infrastructure services that enable businesses and individuals to find, connect, secure, and transact across today’s complex, global networks. Additional news and information about the company is available at www.verisign.com.

Lightbridge Contact:	VeriSign Contact:
Lynn Ricci Director, Investor & Media Relations 781-359-4854 lricci@lightbridge.com	Leslie Rubin Media Relations 650.426.5363 lrubin@verisign.com

LIGHTBRIDGE is a registered trademark and the Lightbridge logo, PrePay and PrePay IN are trademarks of Lightbridge, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Forward-looking Statements

Certain statements in this news release that are not statements of historical facts may constitute forward-looking statements. Actual results may vary materially from those contained in forward- looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry and other markets in which the Company does business that may affect both the Company and its clients, (iv) continuing demand for the Company’s products, services and technologies, (v) the impact of the sale of the Company’s INS business unit on the Company and its business and operations, (vi) current and future economic conditions generally and particularly in the telecommunications industry including, without limitation, its plans to explore strategic alternatives for its TDS business unit, (vii) the Company’s ability to execute on its objectives, plans or strategies, and (viii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2004 Annual Report on Form 10-K and its most recent quarterly reports. The Company undertakes no obligation to update any forward-looking statements.